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                                                                    EXHIBIT 4.69

                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

In re:                              )   Chapter 11
                                    )
ANC RENTAL CORPORATION, et al.,     )   Case No. 01-11200 (MFW)
                                    )   (Jointly Administered)
                        Debtors.    )
                                    )   Re: Dkt. No. 4062

   CORRECTED FINAL ORDER PURSUANT TO, INTER ALIA, BANKRUPTCY RULE 4001 AND 11 U.S.C.SS.364 (A) AUTHORIZING THE DEBTORS TO OBTAIN FURTHER POST PETITION SURETY
  BONDING FROM LIBERTY MUTUAL INSURANCE COMPANY, (B) PROVIDING FOR ADDITIONAL
                   COLLATERAL AND (C) GRANTING RELATED RELIEF

                   ------------------------------------------

         Upon the motion dated February 14, 2003 (the "Initial Motion") and the amended motion dated March 1, 2003 (the "Amended Motion", and together with the Initial Motion, the "Motions") of the above captioned debtors and debtors in possession (collectively, the "Debtors"),(1) seeking, INTER ALIA, (i) Entry of Orders Pursuant to Sections 105, 363, and 364, of the Bankruptcy Code, Rule 4001 of the Federal Rules of Bankruptcy Procedure and Rule 4001-2(b) Delaware Bankruptcy Local Rules for the Debtors to (a) Obtain Post-Petition Surety Bonding from Liberty Mutual Insurance Company ("Liberty"), and (b) provide certain protections to Liberty in connection with the issuance and continuation



--------

(1) The Debtors include the following entities: ANC Rental Corporation, Alamo International Sales, Inc., Alamo Rent A Car (Canada), Inc., Alamo Rent A Car Management, LP, Alamo Rent A Car, I]LC, ANC Aviation, Inc., ANC Collector Corporation, ANC Financial Corporation, ANC Financial GP Corporation, ANC Financial Properties LLC, ANC Financial, LP, ANC GP, Inc., ANC Information Technology, Inc., ANC Information Technology Holding, Inc., ANC Information Technology, L.P., ANC IT Collector Corporation, ANC Management Services Corporation, ANC Management Services, LP, ANC Payroll Administration, LLC, ANC TM Properties LP, ARC GP, Inc., ARC TM, Inc., ARC TM Properties LLC, ARG Reservation Services, LLC, ARI Fleet Services, Inc., Auto Rental Inc., Car Rental Claims, Inc., Claims Management Center, Inc., Guy Salmon USA, Inc., Liability Management Companies Holding, Inc., National Car Rental Hawaii, National Car Rental Licensing, Inc., National Car Rental System, Inc., NCR Affiliate Servicer Properties LLC, NCR Affiliate Servicer, Inc., NCRAS Management, LP, NCRAS GP, Inc., NCRS Insurance Agency, Inc.,, Post Retirement Liability Management, Inc., Rental Liability Management Holdings, LLC, Rental Liability Management, Inc., Republic Fiduciary, Inc., Republic Guy Salmon Partner, Inc., Republic Industries Automotive Rental Group (Belgium), Inc., Snappy Fleet Finance Corporation, Spirit Leasing, Inc., Spirit Rent A Car, Inc., SRAC Management, LP, SRAC GP, Inc., and SRAC TM, Inc.

of surety bonds; and (ii) the Scheduling of hearings in connection with the Motions; and hearings having been conducted by this Court on March 7 and 11, 2003 (the "Hearings"); and upon the certification of counsel for the Debtors that no objections, not otherwise waived or withdrawn, have been timely interposed to the entry of any orders in connection with the Motions;

         And it appearing that the relief requested is in the best interests of the Debtors, their creditors and their estates; and good and sufficient cause appearing therefore; it is hereby

         ORDERED, FOUND AND DETERMINED AND DECREED, that:

         1. This Court has jurisdiction over this matter pursuant to 28 U.S.C. ss.ss. 157 and 1334 and that this matter is a core proceeding pursuant to 28 U.S.C. ss. 157(b)(2)(A), (B), (D), (G), (K), (M) and (O);

         2. Notice of the Initial Motion and of the Amended Motion and of the relief requested has been given to, among others, (i) the Office of the United States Trustee; (ii) counsel for Congress (as hereinafter defined); (iii) counsel for Lehman Brothers, Inc. and/or affiliates, as agent for the lenders under the Term Loan and Senior Loan Agreement; (iv) counsel for Liberty Mutual Insurance Company, the Debtors' principal surety provider; (v) counsel for the Official Committee of Unsecured Creditors; (vi) counsel for DaimlerChrysler Corporation and (vii) all parties that have filed a request for notice pursuant to Bankruptcy Rule 2002 in these chapter 11 cases;



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         3. Good, adequate and sufficient notice has been provided and any otherwise applicable requirement for notice be and hereby is waived and dispensed with, and no further notice need be given.

         4. Pursuant to, INTER ALIA, 11 U.S.C. ss.ss. 105, 363, 364 and Rule 4001 of the Federal Rules of Bankruptcy Procedure, the Motions be, and hereby are, authorized and approved in all respects as provided for herein, and the Debtors are authorized to incur the post petition senior secured indebtedness provided for in the Supplemental Term Sheet ( as defined below).

         5. The terms, conditions, agreements and provisions set forth in the term sheet annexed hereto and made a part hereof as Exhibit "A", (the "Supplemental Term Sheet" or "STS") are hereby authorized and approved in all respects as provided for herein, and are incorporated into this Order by reference thereto as if each of the terms, conditions, agreements and provisions of the STS, as their context provides or allows, was set forth herein as a finding, determination, decree and ordered provision of this Order, and all capitalized terms referred to in this Order not otherwise defined herein shall have the meaning ascribed to such terms in such STS, and the rules of construction applicable to the STS shall be equally applicable to this Order. To the extent of any conflict or inconsistency of the terms and conditions of the STS and this Order, the terms and conditions of this Order shall control. The STS shall not be amended except upon motion on notice to those parties identified in paragraph "2" of this order.

         6. Pursuant to prior orders of this Court, this Court authorized the settlement of certain disputes between the Debtors and Liberty, and provided, INTER ALIA, for the Debtors to obtain post-petition bonding under certain



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circumstances and subject to certain conditions, and authorized certain liens, security and other protections for the benefit of Liberty.

         7. The Debtors have advised the Court that they continue to be unable to obtain the credit necessary to be able to obtain post-petition bonding either on an unsecured basis or as an expense of administration allowable under 11 U.S.C. ss. 503(b)(1), on any terms equal to or better than the terms provided for under the STS (which provides for priming liens pursuant to 11 U.S.C. ss. 364(d) to the extent set forth in and under the terms and conditions provided herein), and have further advised the Court that further and additional surety bonding is essential to the Debtors' ability to continue their operations and to pursue a successful reorganization of their bankruptcy cases.

         8. The Debtors have requested that Liberty continue to provide certain surety bonding under and pursuant to the terms of the Supplemental Term Sheet and have advised the Court that they believe that the terms and conditions of the Supplemental Term Sheet are in the best interests of the Debtors and their estates.

         9. Good cause has been shown for the entry of this Order and the authorization and empowerment to consummate the terms of the Supplemental Term Sheet will materially enhance the Debtors ability to service their customers, conduct their business operations and to seek reorganization of their businesses. The relief sought is supported by good business reasons, is reasonable and appropriate under the circumstances, and will aid in effecting a reorganization. The Supplemental Term Sheet has been negotiated and entered into in good faith.

         10. Simultaneously with the entry of this order, the Debtors intend to submit an order identified as "Final Order Authorizing Debtors To (A) Obtain Postpetition Financing, (B) Grant Liens And Priority Administrative Expense




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Status and (C) Modify The Automatic Stay," pursuant to which the Debtors will be authorized, INTER ALIA, to obtain debtor-in-possession financing from DaimlerChrysler Corporation (the "DIP Financing Order").

         11. The Debtors hereby are authorized and directed to take such further actions and execute and deliver, and to cause their subsidiaries and affiliates to take such action and to cause them to execute and deliver, such further documents as may be reasonably necessary to effectuate the relief provided for herein and in the Supplemental Term Sheet and to implement the terms, conditions, agreements and provisions of the Supplemental Term Sheet.

         12. Nothing in this Order or the Supplemental Term Sheet shall be deemed to terminate, modify or release any obligation to Liberty of any guarantor, surety, insurer, indemnitor or entity providing financial accommodations to or for the benefit of Liberty or the Debtors.

         13. All of Liberty's equitable or common law surety rights and remedies, whether arising by virtue of equitable lien, equitable subrogation or otherwise, are fully reserved, with the security interests, liens and rights granted to Liberty pursuant to the STS being in addition to, and not in substitution of, such rights.

         14. This Order shall be sufficient and conclusive evidence of the priority, perfection and validity of the security interests and liens granted hereby and pursuant to the Supplemental Term Sheet, without the necessity of a filing, recording or the serving of any financing statements, mortgages, or other documents which may be otherwise required under any law, regulation or rule, including federal or state law or the taking of any action, including taking possession, to validate and perfect the security interests and liens granted hereby or pursuant to the Supplemental Term Sheet. If Liberty, in its




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discretion, shall elect to file or record such documents, notices of liens or similar instruments or otherwise confirm perfection of such liens and security interests, the Debtors are authorized and directed to cooperate and assist in such process and to execute and deliver financing statements or other documents reasonably requested by Liberty, and restrictions resulting from the imposition of the automatic stay provisions of 11 U.S.C. 362 shall be and hereby are modified to permit Liberty and the Debtors to take such steps as necessary to implement and effectuate this Order.

         15. Notwithstanding any provision of the Supplemental Term Sheet, the administrative priority claims granted to any of the Noteholder Group pursuant to the Vehicle Financing Orders dated February 6, 2002 [docket no. 752], May 10, 2002 [docket no. 1838] and November 5, 2002 [docket no. 3524] and any subsequent similar vehicle financing order with the Noteholder Group ("Subsequent Fleet Financing Orders") shall rank pari passu with, not junior to, the administrative priority claims granted to Liberty in connection with this Order and the Supplemental Term Sheet; and any Subsequent Fleet Financing Order or subsequent order providing for continued post-petition bonding by Liberty shall provide that any administrative priority claim granted to the Noteholder Group or to Liberty shall be pari passu with the administrative priority claim of the other.

         16. Notwithstanding anything to the contrary in any prior order of this Court, in this order, in the DIP Financing Order or in the STS, Liberty's right in and to the following are protected by senior post-petition first priority liens in accordance with Bankruptcy Code Section 364(d)(1): (i) the Liberty Post



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Petition Cash Collateral (including all Supplemental Cash Collateral); (ii) the
Pre-Petition Liberty Cash Collateral; (iii) any payments actually received by Liberty as cash collateral as referred to in Section 3.2 of the STS; (iv) the Collateral Replenishment Obligations (excepting only as set forth in paragraph 16(d) of the DIP Financing Order and only as between Liberty and Congress (as hereinafter defined) as set forth therein); (v) the Collateral Installment Payments actually received by Liberty; (vi) those liens and the assets subject thereto set forth in Section 3.9(a) through 3.9(d) of the STS (PROVIDED that with respect only to the rights of Congress (as hereinafter defined) with respect to such liens and assets, the reference in this paragraph "16(vi)" to Sections 3.9(a) through 3.9(d) of the STS shall be limited to Sections 3.9(a) through 3.9(c) of the STS); (vii) the Fleet Equity; and (viii) those interests granted to Liberty in the order of this court dated June 28, 2002 [docket no. 2489]. Such senior post-petition first priority liens shall not be (a) subordinated, pursuant to 11 U.S.C. ss. 510(a) or otherwise, or by the incurrence at any time from and after the date hereof of senior indebtedness pursuant to Section 364 of the Bankruptcy Code, or otherwise; or (b) altered or affected by any plan of reorganization (or liquidation) filed by or on behalf of the Debtors or one or more third parties, or otherwise, except as provided in
Section 6 of the STS. Except for the senior liens set forth in items "(i)" through "(viii)" above, all other liens granted to Liberty in the Supplemental Term Sheet shall (x) be subject and subordinate only to those interests described in, and only to the extent provided in, Section 2.b.ii of the March 13 Term Sheet, and (y) be subject and subordinate to the extent provided in the Cash Collateral Orders (as defined in the DIP Financing Order) entered through and including the Order dated February 6, 2003 [docket no. 4035] and such further cash collateral orders as may be entered, PROVIDED THAT such further cash collateral orders are granted upon the same terms and conditions as set



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forth in the existing Cash Collateral Orders, or are otherwise entered upon the consent of Liberty in its sole discretion (as to which Congress reserves its rights), with respect solely to the Replacement Liens (as defined in April 10, 2002 Cash Collateral Order) granted to the Secured Creditors (as defined in the prior Cash Collateral Orders) except that such subordination shall not apply to the extent of rights Liberty may have in its capacity as a secured creditor under and relating to Pre-Petition Security Interests under any Pre-Petition Secured Creditor Agreements). In the event of any inconsistency between the terms of any cash collateral order (including, without limitation, the Cash Collateral Orders) and the terms of this order, the terms of this order shall govern.

         17. The entry of this Order shall be a determination by the Bankruptcy Court that the terms of the STS were negotiated in good faith and at arms length, and all credit, financial accommodations, loans, advances and surety bonds which are caused by Liberty to be issued, renewed, extended, continued, increased or modified are deemed to have been extended in good faith as that term is referred to in Section 364(e) of the Bankruptcy Code, and Liberty shall be entitled to the full protections of Section 364(e) of the Bankruptcy Code, and, in addition, shall be entitled to all of the protections provided for in this Order, in the event this Order or any term of the STS as shall be incorporated into this Order is hereafter vacated, reversed or modified, including, in furtherance, or by virtue, of an appeal or otherwise.

         18. The Court has considered all objections that were timely filed, or interposed at or prior to the Hearings held in connection with the Motions, and to the extent such objections have not been withdrawn, such objections are



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overruled and denied, with prejudice. Without limiting the foregoing, Congress
Financial Corporation (Florida), as agent (in such capacity, "Congress"), under the Amended and Restated Credit Agreement, dated as of June 30, 2000 (as amended, supplemented or otherwise modified from time to time, sometimes referred to as the "Borrowing Base Facility") among, ANC Rental Corporation, and certain financial institutions or entities from time to time parties thereto (hereinafter such financial institutions or entities are sometimes collectively referred to as the "Borrowing Base Lenders"), has consented to all of Liberty's liens, rights and protections as provided for in the STS Approval Order. Furthermore, all parties, including: the Debtors; Liberty; Congress; Lehman Commercial Paper, Inc., individually and in any representative capacity ("LCPI"); Lehman Brothers Inc., individually and in any representative capacity ("Lehman"); the Official Committee Of Unsecured Creditors ("Creditors' Committee"), AutoNation, Inc.; Bank of Tokyo, Mitsubishi Trust Company, Fleet Capital Corp. and Provident Bank (sometimes referred to as the "Supplemental Facility Lenders") and DaimlerChrysler Corporation, have consented to the entry of this Order and have agreed to not challenge or oppose (and based upon such consent, shall be forever barred from challenging or opposing) any of the rights, liens or protections granted to Liberty in the Liberty Order or in this Order based upon the terms of (a) that certain document (as amended, supplemented or otherwise modified from time to time) entitled "Amended and Restated Intercreditor Agreement" dated as of August 30, 2001 between, among others, Congress, ANC Rental Corporation, Lehman Commercial Paper, Inc., Wilmington Trust Company, as trustee and Liberty (the "Pre-Petition Intercreditor Agreement"), or (b) any post-petition order entered prior to the


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date hereof (except (i) as may be provided in the DIP Financing Order with respect to certain rights of Congress, or (ii) with respect to certain rights of the fleet financing lenders in those certain prior orders dated February 6, 2002 (Docket No. 752), April 4, 2002 (Docket No. 1511), May 10, 2002 (Docket No.
1838), June 28, 2002 (Docket No. 2489), August 23, 2002 (Docket No. 3057),
November 5, 2002 (Docket No. 3524), and February 20, 2003 (Docket No. 4088), all of which relate to "Fleet Financing").

         19. The 10 day stay otherwise provided for under Bankruptcy Rule 6004(g) is hereby waived and shall not apply to the transactions and relief hereby authorized.

         20. The terms and provisions of paragraph 15 the Third MBIA Order are hereby incorporated by reference thereto and shall be equally effective as if fully set forth herein, except that (a) the reference therein to the "Liberty Term Sheet" shall mean both (i) the March 13 Term Sheet and (ii) the STS; (b) the term "Order" shall mean this Order; (c) reference to the "Liberty Order" shall mean the Liberty Order and the STS Approval Order.

         21. Without limiting any rights of Liberty set forth in the STS, any reference in the STS to Liberty's rights, liens and protections with respect to "Shared Foreign Subsidiaries" shall include all of those rights, liens and protections set forth in paragraph 16(b) of the DIP Financing Order.

         22. The STS is hereby amended to delete Section 2.8 in its entirety.

         23. Notwithstanding anything to the contrary set forth in the Liberty Order or this Order, with regard to avoidance actions or proceeds thereof, to the extent that any Secured Lender (whether pre- or post-petition, as defined in the DIP Financing Order) received or holds a lien or administrative claim



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(superpriority or otherwise) in the proceeds of avoidance actions (whether obtained through litigation or settlement) under Chapter 5 of the Bankruptcy Code, such lender releases said liens or administrative claim (superpriority or otherwise), provided that (a) no other entity shall be granted any lien or administrative priority (superpriority or otherwise) interest in such avoidance actions or proceeds, and (b) if any other entity shall hold such a lien or administrative priority interest, the aforesaid releases shall be void and of no further force or effect. To the extent that any Secured Lender (whether pre- or post-petition) has an unsecured claim, whether by deficiency or otherwise, each shall share pari passu with all other general unsecured creditors with respect to all distributions on account of the proceeds of avoidance actions.

         24. This order (a) shall be effective immediately upon its entry; (b) is a final order entered pursuant to Rule 4001 of the Rules of Bankruptcy Procedure ("Bankruptcy Rules"), following a "final hearing" within the meaning of Bankruptcy Rule 4001(c)(2), and is also approved as a final order pursuant to Rule 4001(d)(4) of the Bankruptcy Rules.

Dated:   March 17, 2003.
         Wilmington, Delaware
                                                /s/ Mary F. Walrath
                                                -----------------------------
                                                THE HONORABLE MARY F. WALRATH
                                                United States Bankruptcy Judge




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

                           SUPPLEMENTAL TERM SHEET FOR
                        LIBERTY MUTUAL INSURANCE COMPANY
        SURETY BONDING FOR ANC RENTAL CORP., ET AL, DEBTORS IN POSSESSION


This Supplemental Term Sheet (the "STS") is made between Liberty Bond Services, an unincorporated division of Liberty Mutual Insurance Company ("Liberty") and ANC Rental Corporation ("ANC") and any of its subsidiaries and affiliates which are debtors in possession in proceedings under the Bankruptcy Code (together with ANC collectively referred to as the "Debtors"); and is subject to the entry of an order of the Bankruptcy Court approving its terms as agreed to by ANC and Liberty, (the "Approval Order" and together with this STS, the "STS Approval Order").

SECTION 1 1. Except as expressly provided herein, the provisions of this STS shall supplement and not supersede the provisions of that certain Order dated March 13, 2002 ,
PREAMBLE Docket No. 1259 (the "March 13 Order") and the Summary of Terms and Conditions of Liberty Bond Services Post-Petition Bonding, attached to and approved by the March 13 Order (the "March 13 Term Sheet") (the March 13 Order and the March 13 Term Sheet, as modified by Bankruptcy Court Orders dated May 10, 2002 [Docket No. 1838] and June 28, 2002 [Docket No. 2489], collectively are referred to as the "Liberty Order"). Each and every term, provision and section of the Liberty Order, except as specifically identified as being modified or clarified by this STS, shall continue in full force and effect and are to be equally applicable to the provisions of this STS as if set forth herein. Without limiting the generality of the foregoing, the liens, collateral, rights, findings, determinations and other protections granted to Liberty pursuant to the Liberty Order (and, together with the liens, collateral, rights, findings, determinations and other protections provided to Liberty under the STS Approval Order, the "Liberty Protections") shall continue in full force and effect, as supplemented by the provisions of this STS.

                        2. Unless otherwise defined herein, capitalized terms set forth in this STS shall have the meaning ascribed to them in the March 13 Term Sheet.

                        3. The Approval Order may be in one or more orders, including an interim order, provided that any such orders shall be subject to Liberty's prior review and consent in its sole discretion.

SECTION 2               Liberty and ANC hereby agree that, so long as the
                        Debtors shall not be in default of any of the provisions
                        of the Liberty Order or the STS Approval Order, and no
BONDING                 event which would constitute an Event of Default if not
PROGRAM                 cured within the applicable cure period shall have
EXTENSION               occurred under the Liberty Order or the STS Approval
                        Order that remains uncured, and subject to all other terms and conditions herein:




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                  1.    Through and including December 31, 2003, Liberty shall
                        refrain and forebear from canceling any of the surety bonds issued by Liberty on behalf of ANC or any of its subsidiaries or affiliates, except (a) upon the request or at the consent of ANC, or (b) as set forth in Section 2.10, below.

                  2. Subject to paragraphs 2.3, 2.4, 2.7 and 2.10, below, through and including December 31, 2003, Liberty shall, at ANC's request: (a) replace, reinstate, renew or continue surety bonds including Liberty Post Petition Bonds; (b) issue change riders and/or increase or adjust bond penal sums; (c) issue new bonds; and (d) issue Consolidation Bonding (regardless of the status of any prior bond issued for the rejected concession agreement on dual-to-dual consolidations), PROVIDED THAT, with respect to all of the foregoing: (1) the bond comes due, by its express terms, for reinstatement, renewal, or continuation on or before December 31, 2003; (2) any reinstatement, renewal, continuation, change rider or new bond shall provide for a bond coverage period no longer that one year from the last expiration, renewal, continuation or premium anniversary date; (3) Liberty shall not be required to issue, increase, renew, extend or continue any surety bond more than thirty (30) days prior to the date such bonding is due to be issued, increased, renewed, extended or continued according to its terms or according to the terms of the contract or other obligation that is the subject of the bond (Liberty may, in its sole discretion, issue such bonding at an earlier date or time if requested by the Debtors);
                        (4) Liberty shall not be required to issue any new bond unless Liberty has been given at least ten (10) business days in which to review the proposed bond form requested and, at Liberty's option, the underlying contract that is the subject of the bond, and shall not be obligated to issue any such new bond unless and until such bond form is acceptable to Liberty; and (5) ANC shall not ask Liberty to issue bonds or increases that ANC would use to replace or increase existing bonds currently issued and outstanding by another surety company ("Replacement Bonding"), unless ANC provides to Liberty, prior to Liberty's issuance of any Replacement Bonding, the greater of: (x) one hundred percent (100%) of any cash or cash equivalent collateral held by the prior surety company in connection with said bonds, or (y) cash or cash equivalent collateral in the amount of fifty percent (50%) of the requested Replacement Bonding, such collateral to be credited to ANC's next due Collateral Installment Payment (as set forth in Section 3, below). Subject to the foregoing, Liberty acknowledges and agrees that some bonds will come due for reinstatement, renewal, or continuation more than one time on or before December 31, 2003, and Liberty agrees to reinstate,



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                        renew or continue said bonds as many times as they come
                        due, by their terms, on or before December 31, 2003.

                  3. For purposes of this STS, the term "Penal Maximum" shall mean $126 million, and the term "Adjusted Penal Maximum" shall mean $96.5 million. ANC and Liberty agree that the aggregate amount of all penal sums of all bonds not identified as "closed" and/or "canceled" on Liberty's line card (as determined by Liberty) shall at no time exceed the "Penal Maximum."

                  4. With respect to any requests by ANC for any replacement, reinstatement, renewal, or continuation of any existing bond, or any increase rider or new bond, or any Consolidation Bonding, (all of the foregoing referred to collectively hereafter as "Requested Bonding"), the capacity available for such Requested Bonding shall be determined by the following formula: the Adjusted Penal Maximum, LESS the Current Penal Total (as defined hereafter). The "Current Penal Total" shall be defined as and equal to, at any time, the aggregate amount of all penal sums of all bonds not identified as "closed" and/or "canceled" on Liberty's line card (as determined by Liberty), EXCLUSIVE of the AIG Retro Bond (defined in
                        Section 2.10, below). If at any time, there is capacity available for any Requested Bonding, then Liberty agrees to issue such Requested Bonding as requested by ANC, on condition that: (i) the Adjusted Penal Maximum would not be exceeded; (ii) the bonds requested are of the type and character that Liberty has routinely issued on behalf of ANC or its subsidiaries or affiliates in the past (as determined by Liberty); (iii) the Debtors are in full compliance with each of the collateral requirements set forth in Section 3, below; and (iv) in the event that Liberty has granted ANC an Installment Credit(s) as defined in Section 3.4, below, then Debtors shall be required to provide Liberty with additional cash collateral sufficient to provide Liberty with cash collateral equal to fifty percent (50%) of the Current Penal Total as increased to reflect the issuance of the Requested Bonding, to be delivered prior to the issuance of the Requested Bonding.

                  5. ANC and Liberty have exchanged line card information and worked in good faith to reconcile the discrepancies between their respective line cards, and shall continue to do so, on not less than a monthly basis going forward.

                  6. Upon obtaining the Final STS Approval Order, as defined below, (a) any and all obligations on the part of Liberty to issue any surety bonding shall be governed by this STS, and any provisions of the Liberty Order with respect to any such obligations shall be deemed superceded; (b) Debtors shall be deemed to have released any and all claims or causes of action arising from or in connection with any assertion that Liberty failed to fully perform any of its obligations under the Liberty Order; (c) subject to all of the terms and conditions of this STS, Liberty and ANC will work in good faith to address the issuance of all surety bonds reasonably determined by ANC to be urgent within three (3) business days of ANC's request; and (d) subject to all of the terms and conditions of this STS, Liberty and ANC will work in good faith to issue other bonds as covered by this STS within ten (10) business days of the ANC's request for such bonding. Prior to obtaining the Final


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

                        STS Approval Order, Liberty and the Debtors each reserve their respective rights as to their mutual obligations under the Liberty Order, EXCEPT THAT during the Interim Period (see Section 2.11 below), as may be extended, any obligation of Liberty to issue, renew, continue, extend or increase any surety bonding shall be governed by the terms set forth in Section 2.11, EXCEPTING, FURTHER, that for any bonding requested by ANC during such Interim Period as to which Liberty agrees that it is obligated to furnish such bonding under the March 13 Term Sheet, such bonding shall be provided by Liberty without payment of additional cash collateral so long as all other terms of this STS, including Section 2.11, are complied with and satisfied. For purposes of this STS, the Final STS Approval Order shall be the Approval Order that is entered following the final hearing pursuant to Rule 4001 of the Federal Rules of Bankruptcy Procedure and which shall have become a Final Order.

                  7. Notwithstanding anything contained herein, Liberty shall not be required to issue any new "Retro Bonds" or to increase any existing "Retro Bonds." A "Retro Bond" is defined as any bond on which an insurer is the obligee, including any bond issued for or on behalf of ANC or any of its subsidiaries or affiliates to secure the payment of premiums and/or deductibles and/or other fees or obligations by the principal to the obligee pursuant to payment agreements associated with insurance policies.

                  8. Any bonding that is not included within the terms set forth in Sections 2.2, 2.3 and 2.4, above, may be considered by Liberty, and if approved by Liberty in its sole discretion, shall be issued only upon such additional collateral terms as determined by Liberty, in its sole discretion, which collateral shall become, at Liberty's option, part of and cross-collateralized with the Liberty Post-Petition Cash Collateral but which shall not be applied to reduce any of the Collateral Installment Payments set forth in Section 3, below, or any Cash Replenishment Obligations.

                  9. Liberty retains the right to approve, in its sole discretion, any change, modification or alteration in the terms and conditions of any bond form requested by ANC or the bond obligee.

                  10. Through and including December 31, 2003, Liberty will not cancel, and Liberty will renew as it comes due, the Payment Agreement Bond, bond No. 015-009-619, executed November 9, 2001, in favor of National Union Fire Ins. Co. of Pittsburgh, Pa (the "AIG Retro Bond") under the same terms set forth herein upon its renewal date in November, 2003, provided that: (a) no amendment or modification to the conditions, terms or provisions of such bond shall be requested or made; (b) that certain Indemnity Agreement dated as of August 30, 2001 by AutoNation, Inc. in favor of Liberty, as amended (the "AutoNation Indemnity") remains in full force and effect as of said renewal date, as confirmed by AutoNation to the satisfaction of Liberty in its sole discretion as of said renewal date; and (c) as of thirty (30) days prior to said renewal date, AutoNation's corporate credit rating shall remain above BB- as rated by Standard & Poor's.

                  11. During the period following the entry of any initial interim order approving this STS, which period shall not exceed two weeks (unless extended by Liberty in its sole discretion) and shall automatically expire upon the entry of a Final STS Approval Order, as defined below, (the "Interim Period"), Liberty shall issue Requested Bonding as requested by ANC provided that: (a) Liberty shall receive, in advance of the issuance of any such Requested Bonding, cash collateral equal to fifty percent (50%) of the penal sum of such Requested Bonding, (b) the issuance of the Requested Bonding would not cause the Penal Maximum or the Adjusted Penal Maximum to be exceeded; (c) the bonds requested are of the type and character that Liberty has routinely issued on behalf of ANC or its subsidiaries or affiliates in the past (as determined by Liberty). Cash collateral paid to Liberty under this Section 2.11 shall be considered Liberty Post-Petition Cash Collateral, and the provisions of Section 3.2 of this STS shall become effective upon the commencement of the Interim Period. Upon the Debtors' obtaining the Final STS Approval Order, such cash collateral paid to Liberty during the Interim Period shall be credited against the first Collateral Installment Payment due. The Interim Period may be extended at Liberty's sole discretion; however, should the Interim Period be extended beyond the date upon which any Collateral Installment Payment is due under this STS, then such Collateral Installment Payment shall be made by the Debtors according to the terms of this STS and credit shall be granted against such Collateral Installment Payments for the amounts of such fifty percent (50%) collateral payments made by Debtors to Liberty during the period prior to the due date of each such Collateral Installment Payment.

SECTION 3         1.    It is agreed and confirmed that: (a) the Assumed
                        Indemnity Obligations and the Liberty Post-Petition
INDEMNITY               Bonds have been assumed by the Debtors; (b) the Liberty
AND                     Protections shall be equally applicable to all surety
COLLATERAL              bonding issued, renewed, extended, continued or replaced
                        under the terms of this STS; (c) the Assumed Indemnity
                        Obligations shall include and apply to, at any given time, all bonds that are not identified as "closed" and/or "canceled" on Liberty's line card (as determined by Liberty); (d) a reference in the STS Approval Order or the Liberty Order to a lien on any assets shall include the proceeds of such assets and shall apply regardless of where such assets are located; and (e) a reference in the STS Approval Order or the Liberty Order to a lien shall be deemed to include security interests, pledges and/or any similar rights or interests, however created.

                  2. As of January 31, 2003, the Debtors have transferred cash collateral to Liberty in the amount of $11,000,000, plus $300,000 on account of Orange County bond number 15-012-270 and $65,338 on account of Denver bond number 15-010-967. In addition, Liberty has earned dividend income on said cash collateral in the amount of $112,628, and Liberty holds a Letter of Credit from ANC in the amount of $1,000,000. The total of the foregoing cash, dividend income and Letter of Credit collateral as of January 31, 2003 is: $12,477,966. ANC and Liberty hereby agree that the $365,338 that heretofore collateralized only the Orange County and Denver bonds shall, effective immediately, be available to cross-collateralize all bonds not identified as "closed" and/or "canceled" on Liberty's line card (as determined by Liberty), as does the other cash, dividend income and Letter of Credit collateral referenced in this paragraph.

                  3. The Assumed Indemnity Obligations, in addition to the collateral set forth in the Liberty Order, are to be further collateralized by additional cash collateral to be paid to Liberty (or Letters of Credit in a form and substance and from an issuing bank acceptable to Liberty in its sole discretion), with such cash collateral payments to be made by wire transfer (or Letters of Credit received and accepted by Liberty), on the following schedule (the "Collateral Installment Payments") unless otherwise modified (a) pursuant to the terms of this STS, or (b) with the prior written consent of Liberty, to be granted in its sole discretion:

                        a. $7,522,034 by the earliest of: (i) March 31, 2003 or (ii) the payment of interest to Lehman Brothers on account of the pre-petition "Bridge Loan;"

                        b.      $6 million by June 30, 2003;

                        c.      $6 million by August 4, 2003;

                        d.      $8 million by September 8, 2003; and

                        e.      $8 million by October 6, 2003.

                        ANC will be entitled to receive a credit against each of the foregoing installment payments for the interest and/or dividend income that has accrued on collateral held by Liberty, excluding however any accrued interest or dividend income that has been previously credited to ANC in connection with a prior collateral payment. Liberty shall provide ANC with the dollar amount and documentation of such available credit(s) promptly upon ANC's written request.

                  4. To the extent that the Current Penal Total is less than the Adjusted Penal Maximum, then the Debtors' Collateral Installment Payments shall be reduced by fifty percent (50%) of the difference between the Adjusted Penal Maximum and the Current Penal Total. (This reduction is hereafter referred to as an "Installment Credit"). Installment Credits shall be applied against the Collateral Installment Payments in reverse order of scheduled payment. If, at the time ANC becomes entitled to an Installment Credit, all of the Collateral Installment Payments have been made, then Liberty shall remit such Installment Credit to ANC within five (5) business days of receipt of ANC's written request.

                  5. Once a Collateral Installment Payment is made, it shall not be subject to disgorgement for any reason (other than in accordance with Section 3.4, above, or upon Liberty's written acknowledgment that Liberty's exposure, liquidated and unliquidated, contingent or non-contingent, equals zero). Without limiting the foregoing, such Collateral Installment Payments shall be treated as the payment of collateral on account of an allowed super-priority administrative expense pursuant to Sections 503(b) and 507(a)(1) and (b) of the Bankruptcy Code, for which Liberty shall hold a first priority senior lien in accordance with Section 364(d)(1) of the Bankruptcy Code. Unpaid Collateral Installment Payments shall be treated as allowed super-priority administrative expenses pursuant to Sections 503(b) and 507(a)(1) and (b) of the Bankruptcy Code, for which Liberty shall hold a first priority senior lien in accordance with Section 364(d)(1) of the Bankruptcy Code, which shall be upon the same terms, and including the same protections, collateral and subordinations as provided in Section 2 of the March 13 Term Sheet, and further provided that unpaid Collateral Installment Payments shall be subject to and subordinate to the senior DIP lien to be granted to DaimlerChrysler in connection with the DIP financing facility, as defined in the Debtors' Motion dated February 14, 2003, Docket No. 4064, seeking the entry of an order, INTER ALIA, authorizing the Debtors to obtain post-petition financing and seeking related relief.

                  6. a. The following provisions of the March 13 Term Sheet are hereby amended, modified and/or supplemented as follows:

                                    (i) Section 2, paragraph 1.d.ii of the March
                        13 Term Sheet is hereby amended to provide:

                              "ii. Each time that Liberty has drawn a total of $1 million upon the Liberty Post-Petition Cash Collateral in connection with the Assumed Indemnity Obligations, the Debtors, jointly and severally, shall cause the Liberty Post-Petition Cash Collateral to be replenished by making a cash collateral payment to Liberty in the amount of $1 million, by wire transfer or check (at Liberty's option), issued not later than five (5) business days following receipt of Liberty's written demand for replenishment and documentation of same, which replenishment, if in the form of a check, shall be sent by overnight mail to the attention of Nina Durante, Liberty Bond Services, 450 Plymouth Road, Suite 400, Plymouth Meeting, PA, 19462, or to such other person or place as Liberty may designate in writing."


                                    (ii) Section 2, paragraph 1.d.iii of the
                        March 13 Term Sheet is hereby amended to provide:

                              "iii. The replenishment of the Liberty
                              Post-Petition Cash Collateral pursuant to subparagraph "ii" immediately above shall occur a maximum of fourteen (14) times during the period following February 24, 2003 (for a total replenishment obligation during said period of $14 million), PROVIDED, HOWEVER, that the Debtors shall not be required to provide more than two (2) such replenishment payments of one million dollars ($1 million) each during any thirty-day period EXCEPTING THAT (x) with respect to the last four replenishment payments, totaling $4 million, the Debtors shall not be required to provide more than two (2) such replenishment payments of one million dollars ($1 million) each during any fifteen-day period; and (y) in the event that the balance of the MBIA Cash Collateral Account (as referred to in the Second Order Authorizing Debtors To (A) Lease Automobiles And (B) Provide Protection In Connection With Master Lease Agreements, dated May 10, 2002 (the "Second MBIA Order"), and Third Order Authorizing Debtors To (A) Lease Automobiles And (B) provide Protection In Connection With master Lease Agreements, dated November 5, 2002 (the "Third MBIA Order", which, collectively with the Second MBIA Order, is referred to as the "MBIA Orders") has been or is increased following May 10, 2002 by at least $ 34.5 million, the Debtors shall be obligated to accelerate the next four (4) Unpaid Replenishment Obligation payments, in the total sum of $4 million, to Liberty in respect of Debtors' Collateral Replenishment Obligations.

                                 b. For purposes of clarification, the
                        provisions of paragraph 18(ii) of the DeutscheBank Order, paragraph 18(II)(x) of the Second MBIA Order and paragraph 15(a)(II)(x) of the Third MBIA Order, are restated and reflected in the above subparagraph "a" of this Section 3.6 above.


                  7. All Collateral Replenishment Obligations (which, when referred to in this STS, includes Collateral Replenishment Obligation payments actually received by Liberty, and any such payments that are due but not yet paid, and any such payments that have not yet become due, all of which collectively shall not exceed, exclusive of any such payments heretofore received, in the aggregate, $14 million) shall be independent of the Debtors' obligations with respect to the Collateral Installment Payments. Each individual payment received by Liberty on account of the Collateral Replenishment Obligations shall be referred to in this STS as a "Replenishment." All Collateral Replenishment Obligations that are not yet paid (whether or not due), for any reason, as of any point in time on any given date shall be referred to, collectively and in the aggregate, as the "Unpaid Replenishment Obligations."

                  8. All dividend income and/or interest earned on the cash collateral held by Liberty shall accrue and constitute additional Liberty Post-Petition Cash Collateral, and shall be credited (to the extent not applied by Liberty to satisfy ANC's Assumed Indemnity Obligations) toward ANC's Collateral Installment Payments as set forth in
                        Section 3.3 above. At such time as all liability (contingent or otherwise) of Liberty shall have been extinguished, discharged or terminated, as determined by Liberty in its sole discretion, any such dividend and/or interest income still held by Liberty will be immediately returned to ANC.

                  9. Notwithstanding anything to the contrary in the Liberty Order, or in any prior or subsequent order of the Bankruptcy Court (other than the STS Approval Order), including any order authorizing the Debtors' to use cash collateral or to obtain debtor-in-possession financing, Liberty has, and shall have, an exclusive, valid and perfected senior first priority lien and security interest upon all of the following, including any proceeds thereof: (a) 100% of the Debtors' equity in "IAG" (defined in Section 6 below); (b) 35% of the Debtors' equity in the "Shared Foreign Subsidiaries" as defined below; (c) the Debtors' interests in the "Other Foreign Subsidiaries" (as defined below); and (d) any other assets upon which liens were granted to Liberty pursuant to the Liberty Order. Upon request, ANC shall provide Liberty with physical possession of documentation of the foregoing liens and security interests, and ANC shall execute all instruments necessary to effectuate and enable Liberty to enjoy the benefits of this Section 3.9. The liens and security interests in (a) through (d) shall be senior in all respects, including in right of distribution, and shall not be subordinated, altered or affected in any way, including, by any plan of reorganization (or liquidation) filed by or on behalf of the Debtors or one or more third parties, or otherwise, or by the incurrence at any time of indebtedness pursuant to 11 U.S.C.ss. 364, or otherwise, except as otherwise provided in Section 6 herein. For purposes of this STS, "Shared Foreign Subsidiaries" shall mean each of the following entities: (i) Alamo Rent-A-Car Locadora De Automoveis LTDA; (ii) ANC Rental (Europe); (iii) ANC Rental Corporation (Holdings) Limited; (iv) Guy Salmon USA, Inc.; (v) National Car Rental (Canada), Inc.; (vi) Republic Guy Salmon Partner, Inc.; and (vii) Republic Industries Automotive Rental Group (Switzerland) AG. For purposes of this STS, the term "Other Foreign Subsidiaries" shall mean each of the following entities:
                        (viii) Republic Industries (German Holdings) Gmbh; (ix) Alamo Rent-A-Car (Vienna) Gmbh; (x) National Car Rental System (New Zealand) Limited; (xi) National Car Rental System (Germany) GMBH; (xii) National Car Rental Hong Kong Limited; and (xiii) National Car Rental do Brasil Empreendimentos Ltda. The "Shared Foreign Subsidiaries" and the "Other Foreign Subsidiaries" are collectively referred to as the "Foreign Subsidiaries." Any references to Shared Foreign Subsidiaries, Other Foreign Subsidiaries or Foreign Subsidiaries shall include successor entities or assigns.

                  10. Notwithstanding any prior or subsequent order of the Bankruptcy Court, unless otherwise consented to by Liberty in writing, if at any time there is a liquidation or other disposition of assets out of the ordinary course of business against which assets Liberty holds a security interest, and to the extent that Liberty would be entitled to a distribution resulting from the sale or other disposition of such asset but for an assertion by or on behalf of the Debtors that such distribution need not be made to Liberty on the basis that Liberty is otherwise "adequately protected" (including within the meaning of 11 U.S.C 361), the Debtors specifically waive the right to seek any relief, and the Court shall not enter any order or grant any relief, which restricts the distribution of such proceeds to Liberty on the basis of adequate protection. The foregoing includes liens which attach to proceeds of a sale or other disposition of assets, including pursuant to 11 U.S.C. ss. 363(f).


SECTION 4         1.    Liberty shall subordinate its security interests and
                        liens in the Collateral as defined in the Loan And
SUB-                    Security Agreement Between ANC, as Borrower, and
ORDINATION              DaimlerChrysler Corporation ("Chrysler"), as Lender,
TO DIP                  dated March __, 2003, pursuant to which Chrysler has
LENDER                  agreed to provide debtor-in-possession financing (as
                        originally approved by the Bankruptcy Court and without regard to any subsequent amendments or modifications thereto, the "Chrysler Agreement"), to all obligations owed by the Debtors under a Debtor-in-Possession financing agreement to be approved by the Bankruptcy

                        Court with DaimlerChrysler not to exceed 62.5 million dollars, on the condition that Congress and Lehman Commercial Paper are subordinated to the same extent and degree. Notwithstanding the foregoing, Liberty shall not subordinate any of its liens, interests or rights in and to (i) the Pre-Petition Liberty Cash Collateral; (ii) the Liberty Post-Petition Cash Collateral (including all Supplemental Cash Collateral); (iii) the Collateral Installment Payments actually received by Liberty; (iv) the Collateral Replenishment Obligations; (v) those liens and the assets subject thereto set forth in
                        Section 3.9(a) through 3.9(d) of this STS; and (vi) the Fleet Equity (as hereafter defined), except as otherwise set forth in this STS with respect to the. Fleet Equity. As used in this STS, Fleet Equity shall mean: (i) the Finance Company Equity Interests (as defined in the Collateral Agreement, dated as of August 30, 2001, among ANC, Liberty, Wilmington Trust Company and Lehman Commercial Paper), and (ii) all rights and interests Liberty received pursuant to paragraphs 5, 8, 9 and 14-17 of the Deutsche Bank Order (as hereafter defined), including with respect to ARG II Funding Corp., and
                        (iii) whether or not included in the foregoing subparts "i" and "ii" of this definition, the equity interests in and stock of ARG Funding Corp., ARG II Funding Corp, and the Lessor SPE's (as defined in the DeutscheBank Order, defined below).

                  2. Nothing in the approved Chrysler Agreement, or the Order of the Bankruptcy Court approving and authorizing such agreement, shall bar, delay or prevent the Debtors from performing any and all obligations to Liberty under the STS Approval Order, the Liberty Order or the Assumed Indemnity Obligations.

                  3. Under no circumstances shall any Liberty Protections be diminished, subordinated, delayed or otherwise impaired to or for the benefit of any secured creditor senior to Liberty in order to obtain the consent of, or provide adequate protection to, such senior secured creditor in connection with the approval of any DIP financing facility.

                  4. Except as set forth in this Section 4 and Section 8.4, Liberty shall have no other obligation to consent to subordinate any of its liens, protections or rights to any financing sought or obtained by the Debtors, and any such previously existing obligation, including pursuant to Section 2.3 of the March 13 Term Sheet, shall be deemed wholly satisfied and of no further effect.


SECTION 5         1.    This will confirm that:

SECURED                 a.      the Debtors' obligations to Liberty pursuant to
SUPER-                          the Liberty Order and the STS

PRIORITY                        Approval Order constitute allowed secured
ADMIN-                          super-priority administrative expenses pursuant
ISTRATIVE                       to 11 U.S.C.ss.ss. 503(b)(1), 507(a)(1), 507(b)
EXPENSE                         and 364(c), (d) and (e), in the full aggregate
                                amount of: (i) the aggregate amount of all penal sums of all bonds not identified as "closed" and/or "canceled" on Liberty's line card (as determined by Liberty) (hereinafter referred to as the "Liberty/ANC Bonds"), which, as of February 26, 2003 is approximately $126 million;
                                plus (ii) any amounts now or hereafter due pursuant to the Assumed Indemnity Obligations;
                                plus (iii) any unpaid or accrued premiums, fees
                                (including reasonable legal fees and financial advisor or other consultant fees) and expenses payable or reimbursable to or on behalf of Liberty (with all of the foregoing in this Section 5.1(a) being referred to herein as the "Liberty Secured Administrative Expense Claim").
                                Notwithstanding the foregoing, but subject to
                                Section 5.1.f of this STS, the Liberty Secured
                                Administrative Expense Claim will be subject to the same subordination as provided for under
                                Section 2.1.b.ii of the March 13 Term Sheet.

                           b. The Liberty Secured Administrative Expense Claim shall not be subject to any of the provisions of 11 U.S.C.ss.502.

                           c. The Liberty Secured Administrative Expense Claim may only be reduced upon the receipt by Liberty of an indefeasible payment to Liberty on account of the Liberty Secured Administrative Expense Claim, or when there has been an indefeasible discharge and termination of a Liberty/ANC Bond in a form acceptable to Liberty in its sole discretion, in which case, such reduction shall be limited to the amount of such payment or such discharged bond penal sum amount.

                           d. Except as specifically set forth in this STS, Liberty shall have no obligation to, and no order shall be sought or entered requiring Liberty to, disgorge, surrender, convey, transfer, terminate, subordinate, delay or compromise any of the following heretofore or hereafter received: collateral; security interest; right; fee; Collateral Installment Payment; reimbursement; or Replenishment.

                           e. Until such time as all risks, expenses and liabilities (whether contingent, unliquidated or otherwise) of Liberty under all Liberty/ANC Bonds have been terminated and fully discharged (as determined by Liberty in its sole discretion), the Liberty Secured Administrative Expense Claim shall be treated as liquidated and not contingent.

                           f. Notwithstanding anything in any prior order of this Court or in the STS Approval Order to the contrary, Liberty's right in and to (i) the Liberty Post Petition Cash Collateral; (ii) the Pre-Petition Liberty Cash Collateral (iii) any payments actually received by Liberty on account of the Collateral Installment Payments; and (iv) the Collateral Replenishment Obligations, are protected by senior first priority liens in accordance with Bankruptcy Code Section 364(d)(1) and such senior first priority liens shall not be subordinated, altered or affected by any plan of reorganization (or liquidation) filed by or on behalf of the Debtors or one or more third parties, or otherwise, or by the incurrence at any time from and after the date hereof of indebtedness pursuant to Section 364 of the Bankruptcy Code, or otherwise. By way of clarification, the Debtors' obligations to make any unfunded Collateral Replenishment Obligation payments, whether or not a payment is due, constitute senior first priority secured claims granted pursuant to 11 U.S.C. ss. 364(d), senior in all respects, including right of distribution, and are not subject to subordination, as against all assets of the Debtors' estate, including as against the proceeds realized upon the liquidation of such assets, such that under all circumstances, Liberty will receive the first proceeds from the liquidation of any assets of the Debtors' estates to satisfy the unfunded amount of the Collateral Replenishment Obligations, to be held or applied by Liberty against the Liberty Secured Administrative Expense Claim.


SECTION 6         1.    In the event the Debtors shall (a) seek to confirm one
                        or more reorganization plans pursuant to 11
PLAN OF                 U.S.C.ss.1129 (a "Plan"), including a Plan that
REORGAN-                incorporates a sale of a material portion of the assets
IZATION                 of the Debtors, or (b) enter into, or seek Bankruptcy
                        approval of, one or more asset purchase (or similar) agreements, including pursuant to 11 U.S.C. ss. 363; and provided that under either (a) or (b) above: (i) such Plan or sale(s) results in the continued operation of the business of the Debtors using substantially the same assets as are being utilized by the Debtors as of the date hereof (exclusive of assets disposed of in compliance with Section 8 herein) and operating under agreements and contracts that are the subject of the existing Liberty/ANC Bonds as of the date hereof which account for not less than ninety percent (90%) of the aggregate bond penal sums of the Liberty/ANC bonds as of the date hereof (after giving effect to reductions in the aggregate total penal sums of the Liberty/ANC bonds effectuated through permanent discharge and satisfaction of bond liabilities resulting from such sale or plan without any loss or other payment being made under such bonds by Liberty) (with the foregoing circumstance, whether effectuated pursuant to a Plan or by sale(s), being referred to herein as a "Reorganization
                        Scenario"); (ii) the Successor Entity (as defined below) assumes all the responsibilities, obligations and liabilities of the Debtors as provided for in the STS
                        Approval Order and the Liberty Order; and (iii) the provisions of either Section 6.1.I or 6.1.II, below, are satisfied in full; then Liberty agrees that: (x) the Successor Entity shall be permitted to assume the rights and obligations of the Debtors provided for in the STS
                        Approval Order; and (y) the provisions of 11 U.S.C. ss.
                        1129(a)(9)(A) will be deemed satisfied with respect to the treatment of the Liberty Secured Administrative
                        Expense Claim. Nothing in the STS Approval Order will require Liberty to consent to any Plan or any motion to sell assets that does not satisfy all of the conditions set forth above.

                                    I. REORGANIZATION/SALE OPTION #1.

                           a. all Collateral Installment Payments (whether or not due), fees, expenses, premiums, and other payments (including any payments due under Section 8 of this STS (the "Sale Payments")) that are unpaid as of the date of the entry of an order confirming such Plan or approving such sale(s) will be accelerated, and shall be due and paid not later than: (i) with respect to a sale, the date such sale first closes, and (ii) with respect to a Plan, the earlier of (x) the date such Plan becomes effective, or (y) the date of any distribution on account of administrative, secured or unsecured claims (the "Effective Date"). Liberty shall continue to retain all cash collateral held by it (including the Pre-Petition Liberty Cash Collateral, Liberty Post-Petition Cash Collateral, Replenishments and Collateral Installment Payments and Supplemental Cash Collateral), subject to the terms and conditions set forth in the other Sections of this STS; and as against which Liberty will have a senior first priority lien and security interest, which shall not be altered, affected or subject to subordination at any time and which will constitute cash collateral securing, and be available to be applied against, all obligations to Liberty of the Debtors, the reorganized Debtors and the Successor Entity, including the obligations on account of the Liberty Secured Administrative Expense Claim (for the purposes of this STS, the term "Successor Entity" shall mean the person or entity that is the successor or acquirer under the Plan or any sales agreement, to or of the Debtors' rights and interests in and to the operating assets and agreements pursuant to which the Debtors currently operate their businesses, whether considered a successor in interest by operation of law, agreement or statute, or by virtue of practical application);

                           b. the obligation to pay the Collateral Replenishment Obligations will be assumed (in a form and substance acceptable to Liberty in its sole discretion) by the Successor Entity;

                           c. the Successor Entity must assume the Debtors' obligations under the Assumed Indemnity Agreements and, at Liberty's option in Liberty's sole discretion, the Successor Entity must execute a General Agreement of Indemnity in form and content acceptable to Liberty; and

                           d. all liens and security interests as provided for pursuant to the Liberty Order as modified or supplemented pursuant to the STS Approval Order shall continue as liens and security interests against the same assets and at no lower level of priority than exists as of the day following the entry of the STS Approval Order, and whether or not such assets are acquired by the Successor Entity. If any such non-acquired assets are otherwise sold, Liberty's liens and security interests shall attach to the proceeds of such sale, and shall be treated as though it were a Transaction under a Liquidation Scenario (as these terms are defined in Section 7, below).

                                    II. REORGANIZATION/SALE OPTION #2.

                           a. All fees, expenses, premiums and Collateral Installment Payments that are unpaid as of the Effective Date will be accelerated and shall be immediately due and paid to Liberty not later than the Effective Date, and Liberty shall continue to retain all cash collateral held by it subject to the provisions of subparagraph 6.1.II(b) below (including the Pre-Petition Liberty Cash Collateral, Liberty Post-Petition Cash Collateral (including Supplemental Cash Collateral), Replenishments and the Collateral Installment Payments), as against which Liberty will have a senior first priority lien and security interest, and which shall not be altered, affected or subject to subordination at any time and which will constitute cash collateral securing, and be available to be applied against, all obligations to Liberty of the Debtors, the reorganized Debtors and the Successor Entity, including obligations on account of the Liberty Secured Administrative Expense Claim;

                           b. Liberty shall receive not later than the Effective Date an additional cash collateral payment such that the total amount of cash collateral being held by Liberty (excluding Supplemental Cash Collateral already in Liberty's possession and any Replenishments received by Liberty) shall be equal to 75% of the Adjusted Penal Maximum, and it is hereby agreed that, upon receipt of the foregoing, the amount of such 75% cash collateral that exceeds 50% of the Adjusted Penal Maximum shall be treated as Supplemental Cash Collateral, and all of the additional cash collateral provided pursuant to this Section 6.1.II.b shall be entitled to the same protections as provided for in
                                    Section 6.1.II(a) above. Such 75% cash
                                    collateral shall not be subject to any
                                    Installment Credit at any time,
                                    notwithstanding any other provisions set forth in this STS, except that should the Successor Entity and Liberty agree in writing that the Adjusted Penal Maximum will be permanently reduced, then as part of said agreement Liberty shall return to the Successor Entity any cash collateral (excluding Supplemental Cash Collateral) in excess of the amount that shall be 50% of the new, reduced Adjusted Penal Maximum;

                           c.       the obligation to pay Collateral
                                    Replenishment Obligations (which shall not be included in the calculation of the 75% Cash Collateral referred to in Section 6.1.II(b) above), will be assumed (in a form and substance acceptable to Liberty in its sole discretion) by the Successor Entity;

                           d. The Successor Entity must assume the Debtors' obligations under the Assumed

                                    Indemnity Agreement and, at Liberty's option in Liberty's sole discretion, the Successor Entity must execute a General Agreement of Indemnity in form and content acceptable to Liberty; and

                           e. Liberty shall have exclusive, valid and perfected first priority liens on and security interests in (i) the stock of International Automotive Group Insurance Company, Ltd. ("IAG") and (ii) that portion of the stock of the Foreign Subsidiaries which was not physically pledged on or prior to August 30, 2001 and which is not now in the possession of Congress Financial Corporation (Florida), exclusive of those of the Foreign Subsidiaries sold in compliance with the provisions of this STS prior to the date of any transaction with respect to which this Section 6 is or becomes operative, which in the case of both (i) and
                                    (ii) shall (A) be senior first priority
                                    liens and security interests pursuant to 11
                                    U.S.C.ss.364(d), which liens and security interests may not be altered, affected or subordinated at any time by the incurrence at any time of any indebtedness pursuant to
                                    Section 364 of the Bankruptcy Code, or
                                    otherwise, and (B) simultaneously with the closing of any transaction with respect to which this Section 6 becomes operative, including consummation of a Plan, continue to be exclusive, valid and perfected first priority liens in the same assets and the Successor Entity shall execute any and all agreements and acknowledgement deemed appropriate by Liberty, in its sole discretion, to confirm, record or perfect same. Except for the aforesaid liens in IAG and the Foreign Subsidiaries and Liberty's rights and interests in the cash collateral referred to in Section 6.1.II(a), (b) and
                                    (c), upon the satisfaction of all conditions and provisions set forth in this Section 6.1.II, Liberty will consent to the release of all other liens and security interests of Liberty in other assets of the Debtors estates, and shall consent in writing to release the Debtors from the provisions of paragraphs 5, 8, 9 and 14-17 of the June 28, 2002 Corrected Amended Deutsche Bank Order [Docket No. 2489] (the "DeutscheBank Order").

                  2. Upon the occurrence of any transaction with respect to which this Section 6 is or becomes operative, (a) all references in the STS Approval Order and in the Liberty Order to the Debtors or any of them shall be deemed modified to include the Successor Entity, and
                           (b) in addition to those Events of Default set forth in the March 13 Term Sheet and this STS, any default under the Liberty Indemnity Agreements shall constitute an Event of Default under this STS without regard to those modifications to the Liberty Indemnity Agreements set forth in Sections 3.2, 3.3 and 3.4 of the March 13 Term Sheet.

SECTION 7         1.       Any event, occurrence or transaction (a
                           "Transaction") that does not constitute a
LIQUIDATION                Reorganization Scenario as described in Section
                           6.1(a) above, which provides for, or results in, a sale, transfer, assignment or other disposition of assets or interests of one or more of the Debtors against which assets or interests Liberty holds a security interest, shall be considered a "Liquidation Scenario", whether such Transaction is effectuated under or pursuant to a Plan confirmed under section 1129 of the Bankruptcy Code or pursuant to sections 105, 363 or 365 of the Bankruptcy Code, or otherwise, and whether pursuant to Chapter 11 or Chapter 7 of the Bankruptcy Code.

                  2. Any proceeds resulting from a Transaction shall first be applied to pay all Unpaid Replenishment Obligations to Liberty, and thereafter, any funds in excess of the amounts necessary to satisfy the secured claims of the entities holding valid, perfected and unavoidable security interests in such assets senior to those of Liberty: (i) shall be paid to, and shall become the property of, Liberty to the extent of any liquidated, non-contingent due and owing obligation of the Debtors to Liberty or due and owing claim of Liberty against the Debtors, and (ii) shall, subject to Section 7.3 below, to the extent of any contingent or unliquidated claim of Liberty or obligation of the Debtors, be paid to Liberty equal in amount to the Liberty Secured Administrative Expense Claim (after crediting the amount of other cash collateral being held by Liberty at such time), until such time as there shall be no further contingent or unliquidated claims or obligations owing to Liberty.

                  3. To the extent any contingent or unliquidated claims of Liberty against the Debtors or obligations of the Debtors to Liberty become actually liquidated (and not deemed liquidated as per this STS), any cash collateral held by Liberty may be applied against such claims or obligations. Liberty may also use such cash collateral to obtain a discharge and release of its obligations under or relating to any Liberty/ANC Bonds. All dividend income and/or interest earned on funds held by Liberty shall accrue and will constitute additional cash collateral. At such time as all liability (contingent or otherwise) of Liberty shall have been extinguished, discharged and terminated, any amounts remaining shall be returned to the Debtors or held by Liberty subject to the entry of further order by the Bankruptcy Court, or may, at Liberty's option be deposited with the Clerk of the Court, and in such case Liberty shall have not further obligation or liability in connection with such funds. In a Liquidation Scenario, in no event will any holder of a claim or interest which is subordinate to Liberty in any collateral or right of payment be entitled to receive any distribution until Liberty has been paid or cash collateralized in full.

SECTION 8         1.       On any sale of the Debtors' assets in one or more
                           transactions outside of the ordinary course of
ASSET SALES                business, (other than sales of the Debtors' interests
                           in IAG, the Foreign Subsidiaries or the Fleet Equity which are governed by Section 8.2, 8.3 and 8.4 below), the Net Proceeds (as defined below) shall be applied and delivered as follows: (i) first to those creditors, if any, which have valid, perfected liens in the assets sold senior to Liberty, as a permanent reduction in the Debtors' obligations to those creditors; and (ii) second, to Liberty, as accelerated payments of unpaid Collateral Installment
                           Payments, in reverse order of scheduled payment, PROVIDED, HOWEVER, that once all Collateral
                           Installment Payments have been paid, the Debtors shall be permitted to utilize the Net Proceeds without regard to this Section 8.1. PROVIDED FURTHER, HOWEVER, that this Section 8.1 shall be null and void if at the time of any sale of an asset described in this Section 8.1, the Debtors are not operating their businesses in the ordinary course of business, or if the Debtors, a trustee or a successor to or agent of the Debtors is pursuing a liquidation of the assets of the estate, including under either Chapter 7 or 11 of the Bankruptcy Code.

                  2. With respect to any Interest Sale (as defined below) by the Debtors of either IAG or any of the Foreign
                           Subsidiaries: (i) in the case of an Interest Sale of the Shared Foreign Subsidiaries, 17.5% of the Net Proceeds, and in the case of an Interest Sale of any of the Other Foreign Subsidiaries or of IAG, 50% of the Net Proceeds, shall be delivered to Liberty as Supplemental Cash Collateral (see Section 8.7 below), and (ii) in the case of an Interest Sale of any of the Shared Foreign Subsidiaries, up to an additional 17.5% of Net Proceeds, and in the case of an Interest Sale of any of the Other Foreign Subsidiaries or of IAG, up to an additional 50% of the Net Proceeds, not to exceed the then aggregate amount of all unpaid Collateral Installment Payments, shall be delivered to Liberty and applied against said payments in reverse order of scheduled payment, PROVIDED, HOWEVER, that once all Collateral Installment Payments have been paid, the Debtors shall be permitted to utilize the remaining Net Proceeds that would otherwise have been payable to Liberty under this Section 8.2(ii). Nothing in this Section 8.2 shall in any way diminish, affect or modify Liberty's subordinated liens and security interests or otherwise affect the Liberty Protections with respect to the remainder of the considerations generated by reason of an Interest Sale of the Foreign Subsidiaries. PROVIDED FURTHER, HOWEVER, if at the time of any sale of an asset described in this
                           Section 8.2, the Debtors are not operating their businesses in the ordinary course of business, or if the Debtors, a trustee or a successor to or agent of the Debtors is pursuing a liquidation of the assets of the estate, including under either Chapter 7 or 11 of the Bankruptcy Code, then the Debtors shall not be entitled to and shall not receive any of the net proceeds otherwise payable to them under this Section 8.2, all of which shall be paid to Liberty. Under such circumstances, no person other than Liberty shall have any rights to or interest in the net proceeds specified in this Section 8.2.

                  3. Additionally, if the "Base Net Equity" of IAG or the Foreign Subsidiaries (which is defined as the respective Net Worth of IAG and the Foreign Subsidiaries as set forth on each of their December

                           31, 2002 Balance Sheets) is ever reduced by ten percent (10%) or more, and said reduction results from circumstances other than the payment of losses in the normal course of business (an "Equity Transaction"), then the Net Proceeds generated by said Equity Transaction(s) shall be subject to the provisions of Section 8.2 (i) and (ii), above. For the avoidance of doubt, Equity Transactions include, without limitation, intercompany loans and the fees paid to any affiliate of any of the Debtors, or any officer or director of any of the Debtors or of any affiliate of any of the Debtors, or the payment of dividends.

                  4. With respect to any Interest Sale of Fleet Equity, the Debtors shall deliver to Liberty cash collateral equal to the difference between 75% of the Adjusted Penal Maximum and the amount of cash collateral (excluding Supplemental Cash Collateral and excluding any Replenishments received by Liberty), PROVIDED, HOWEVER, under no circumstances shall Debtors be required to deliver cash collateral in excess of the Penal Maximum. Such amounts received by Liberty pursuant to this Section 8.4 shall be considered Supplemental Cash Collateral (see Section 8.7 below). Upon receipt by Liberty of the sums required by this
                           Section 8.4, Liberty will consent to the release of its liens and interest in the Fleet Equity, and shall release the Debtors from the provisions of paragraphs 5, 8, 9 and 14-17 of the DeutscheBank Order. Liberty also agrees to consent to being primed on its Fleet Equity interest by a financing the purpose of which is to obtain funds to provide Liberty with the cash collateral payments set forth in this Section 8.4, provided that any order or agreement relating to such financing and/or priming specifically provides, to the satisfaction of Liberty, that as a condition therefor Liberty shall receive such payments in full.

                  5. For purposes of this Section of the STS, "Net Proceeds" shall mean all cash, cash equivalents or other considerations of any kind, nature or description whatsoever, as and when the same are liquidated to cash or cash equivalents, less all reasonable, direct costs and expenses incurred in connection with such sale including, by way of example and not limitation, reasonable professional fees, broker's commissions, transfer or similar taxes, title insurance costs and recording fees. "Interest Sale" shall mean any sale or other transaction by which the Debtors' liquidate or monetize all or any portion of the assets or the economic value of, or their equity interests in, IAG, any of the Foreign Subsidiaries or Fleet Equity.

                  6. Notwithstanding anything in the STS Approval Order to the contrary, upon Liberty's receipt of any Net Proceeds pursuant to this Section 8, such proceeds shall be treated as both Liberty Post-Petition Cash Collateral and Supplemental Cash Collateral.

                  7. Supplemental Cash Collateral (a) shall not be credited towards any of the Collateral Installment Payments or any of the Collateral Replenishment Obligations; (b) shall be Liberty Post-Petition Cash Collateral upon receipt; (c) may not be utilized to generate an entitlement on the part of the Debtors to an Installment Credit, or taken into account in any of the calculations related to cash collateral matters set forth in Section 2, Sections 3.3 or 3.4, or in Sections 6 or 8; and (d) notwithstanding any other provisions of this STS, may continuously be retained and held by Liberty, without any obligation on the part of Liberty to return any part thereof to the Debtors until (i) Liberty has been fully discharged and released of all risks and liabilities under all Liberty/ANC Bonds (as determined by Liberty, in its sole discretion), or (ii) the total amount of cash collateral held by Liberty exceeds 100% of the Penal Maximum, in which case such Supplemental Cash Collateral shall be returned to the Debtors to the extent of such excess.

SECTION 9         1.       ANC shall continue to pay all costs, expenses and
                           fees, including reasonable fees and disbursements of
BOND                       attorneys, financial advisors or other consultants,
PREMIUMS                   incurred by Liberty (referred to collectively
AND EXPENSES               hereafter as the "Liberty Costs"). In lieu of any
                           procedures heretofore authorized, and without the necessity of any notice or further order of the Bankruptcy Court, (i) on not more than a monthly basis, Liberty shall submit one or more statements setting forth the Liberty Costs to ANC, accompanied by documentation of same; and (ii) ANC shall remit to Liberty the amount of said Liberty Costs by check issued not later than ten (10) days following receipt of same, sent by overnight mail to the attention of Molly Morris, Liberty Bond Services, 450 Plymouth
                           Road, Suite 400, Plymouth Meeting, PA, 19462, or such other person or place as Liberty may designate in writing.

                  2. Commencing February 24, 2003, the Bond premium rate shall be $15.00 per thousand for all bonds that are issued, increased, renewed, continued, reinstated or replaced, including all bond transactions still pending from the Liberty Order. This rate shall also apply to all annual premiums on "continuous (until canceled)" bonds, including those annual premiums that are past due but which have not yet been billed to ANC.


SECTION 10        The following shall be conditions precedent to the STS
                  Approval Order becoming effective and binding on Liberty and
CONDITIONS        the Debtors, any or all of which may be waived by Liberty in
PRECEDENT         its sole discretion:

                  1. AutoNation shall consent in writing, on or prior to the date that this STS is considered for approval by the Bankruptcy Court, to all of the terms of this STS, and agree that its indemnity for the AIG Retro Bond remains in full force and effect. AutoNation shall also consent to the form of the STS Approval Order and any interim orders.

                  2. Any orders of the Bankruptcy Court relating to the approval of the STS, whether interim or otherwise, shall be subject to Liberty's consent, in its sole discretion.

                  3. Any orders of the Bankruptcy Court approving the Chrysler Agreement or any Debtor-in-Possession financing facility shall have been consented to by Liberty, in its sole discretion.

                  4. The STS Approval Order shall have become a Final Order, unless waived in writing by Liberty.

                  5. If the STS is approved on an interim basis only, the order referred to herein as the Final STS Approval Order must be approved by the Bankruptcy Court no later than March 19, 2003, and become the Final STS Approval Order no later than March 29, 2003.

                  Notwithstanding anything in this Section 10 to the Contrary, if an interim order approving the STS is entered with Liberty's consent, the relief provided for therein will not be affected in the event that Liberty does not consent to any further orders or this STS does not continue to be effective due to the failure of a condition precedent which failure is not waived by Liberty.

SECTION 11        Each of the following shall constitute an "Event of Default"
                  hereunder (after the time periods in section 4 of the March 13
EVENTS OF         Term Sheet have elapsed with respect to the Events of Default
DEFAULT           set forth therein, and after the time periods set forth in
                  Section 12 of this STS have elapsed with respect to the Events of Default set forth herein):

                  1. each of the Events of Default set forth in the March 13 Term Sheet;

                  2. the Debtor's failure to (a) close upon an interim DIP financing facility acceptable to Liberty, in its sole discretion, by March 16, 2003; and (2) close upon a finally approved DIP financing facility by March 31, 2003;

                  3. The cessation of continued funding (or rollover of notes) by MBIA or of other existing vehicle financing facilities, IF either (a) the Debtors fail to close upon a replacement facility within thirty (30) days of such cessation, or (b) Liberty notifies the Debtors that Liberty has determined, in the exercise of good faith, that the terms upon which Debtors propose to secure a replacement facility materially increase Liberty's risk as surety when compared to the terms of the MBIA or other predecessor facility;

                  4. The sending of a "notice of acceleration" or similar notice triggering collateral liquidation by any entity that provided or provides pre-petition or post-petition fleet financing to or for the benefit of any of the Debtors or any of their subsidiaries or affiliates and/or any of the lessor, lessee or issuer special purpose entities involved in the fleet utilized by any of the Debtors or any of their subsidiaries or affiliates;

                  5. The Debtor's failure to deliver any Collateral Installment Payment or any Collateral Replenishment Obligation when due;

                  6. any default of the borrowers that has not been cured within the applicable periods, or has not been waived by the lenders, with respect to any postpetition lending and/or financing agreement, including but not limited to any DIP lending agreement, and any vehicle financing agreement;

                  7. any (a) violation or alleged violation by the Debtors of a then currently applicable order authorizing the use of cash collateral, regardless of whether such violation is challenged or contested by Debtors so long as no determination as to the existence of such violation has been made or rendered by the court; and
                           (b) termination or expiration of the Debtors' authorization to use cash collateral, or the entry of any order or finding by the court that the Debtors have violated the terms of an order authorizing the use of cash collateral;

                  8. the Debtors' failure to remit to Liberty any premium or expense reimbursement when due;

                  9. the Debtors' sale or other disposition of any material asset or portion of their assets, or of all or substantially all of their assets (individually or as a group) without fully complying with Section 6,
                           Section 7 or Section 8 of this STS;

                  10. except on the terms set forth in this STS, if one or more of the Debtors shall file a plan of reorganization, or shall fail to object to any plan of reorganization filed by another party, or if notwithstanding such objection, such plan is confirmed over Liberty's objection, which does not provide for (x) payment of cash collateral to Liberty equal to 100% of the Liberty Secured Administrative Expense Claim, and (y) Liberty to hold (or apply) all such cash collateral until all outstanding surety bonds, risks or exposure of Liberty has been indefeasibly discharged and terminated;

                  11. if, at any time, the Maximum Penal Amount exceeds $126 million, and ANC has failed to cure this default within the cure period established in Section 12, below;

                  12. the Debtors file one or more plans of reorganization that is not fully consistent with the provisions of
                           Section 6.1.I. or II. of this STS; and

                  13. in the event of a Liquidation Scenario as provided for under Section 7 of this STS, or of the filing of a motion in furtherance of a Liquidation Scenario, which Liquidation Scenario or motion is not fully consistent with the provisions of Section 7 of this STS;

                  14.      the entry of any order that violates Section 4.2 or
                           4.3 of this STS;

                  15.      Any breach of Sections 8.2 or 8.3 of this STS;

                  16. any representation or warranty made by any of the Debtors herein or in any other document, certificate, filing, financial or other statement furnished or filed by it at any time under or in connection with this STS, Debtors' Bankruptcy Cases or in connection with the procurement of any surety bonding, shall have been incorrect in any material respect on or as of the date made or deemed made.

                  Liberty may, however, in its sole discretion, waive any one or more defaults, or extend any period within which to cure such defaults, without in any way diminishing or waiving its right to enforce fully the terms of this STS with respect to any and all defaults or other or subsequent defaults.

SECTION 12        1.       Immediately upon the occurrence of any Event of
                           Default set forth in Section 11 of this STS, numbered
REMEDIES AND               paragraphs 1, 2, 3, 4, 5, 6, 7 , 9, 10, 12, 13, 14,
RIGHTS UPON                15 and 16, or upon the occurrence of any Event of
EVENT OF                   Default set forth in Section 11, numbered UPON EVENT
DEFAULT                    OF DEFAULT paragraphs 8 and 11 of this STS which
                           remains uncured for five (5) business days following the date of transmission of notice of such default to ANC, then, in addition to any of Liberty's rights under the Liberty Order, without any notice to any other party and without further order of the Bankruptcy Court:

                           a)       The full amount of the all Unpaid
                                    Replenishment Obligations shall be
                                    accelerated and due immediately.

                           b) All Collateral Installment Payments not yet paid shall be accelerated and due immediately.

                           c) Notwithstanding anything to the contrary in the Liberty Order or the STS Approval Order, Liberty may cancel any and all surety bonds issued by Liberty on behalf of ANC, its subsidiaries or affiliates without the prior consent of ANC or further order of the court, EXCEPT THAT without affecting in any way the applicability of subparts (a), (b),
                                    (d) and (e) of this Section 12, Liberty
                                    shall not, absent any other default, cancel outstanding surety bonds without ANC's consent (A) with respect to Section 11.4, during the period after the sending of any "notice of acceleration" and prior to commencement of any collateral liquidation or the issuance of a determination or acknowledgment of the validity of the "notice of acceleration," and (B) with respect to Section 11.7, during the period after any event described in Section 11.7(a) and prior to the occurrence of any event, described in Section 11.7(b).

                           d) Notwithstanding anything to the contrary in the Liberty Order or the STS Approval Order,



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

                                    Liberty shall no longer have any obligation to renew, continue, extend, issue or increase any surety bonds.

                           e) The provisions of Sections 3.4, Section 6 and of Sections 8.1 and 8.2 of this STS shall no longer be effective or enforceable as against Liberty, at Liberty's option and sole discretion. Such sections shall remain fully enforceable against the Debtors, regardless of whether Liberty exercises its option under this paragraph with respect to any of such sections.

                  2. Liberty and the Debtors shall be entitled to an emergency court hearing on the merits within no later than five (5) days after the filing and service on respective counsels for the Debtors, Liberty, MBIA, Congress, Lehman and the Creditors Committee of any motion by the Debtors or Liberty for a determination that an Event of Default exists or does not exist. Notice may be made by overnight mail, facsimile or email transmission.

                  3. Nothing herein will affect the remedies and rights upon Event of Default set forth in Section 4 of the March 13 Term Sheet.


SECTION 13 All ANC non-debtor subsidiaries and/or affiliates that executed any Surety Bond Guarantee and Assumption Agreement in connection with the Liberty/ANC Pre-Petition Agreement or the NON-DEBTORS Pre-Petition Secured Creditor Agreements shall execute an agreement, in a form and substance acceptable to Liberty in its sole discretion, confirming that neither the execution nor the implementation of this STS (including all actions and documents contemplated or permitted by this STS) shall in any way affect, impair, alter or modify their obligations and liabilities under the Surety Bond Guarantee and Assumption Agreement. Within twenty (20) business days after the entry of the STS Approval Order, ANC shall cause all non-Debtor subsidiaries and/or affiliates to execute and deliver to Liberty the agreements described herein, and any other document necessary to effectuate the terms of the STS.






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